Exhibit 10.2

Execution Version

Loan and Security Agreement

BORROWERS: Romeo Power, Inc. and Romeo Systems, Inc.,

each a Delaware corporation	DATE: July 30, 2022

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, modified, supplemented or restated from time to time, this “Agreement”) is entered into as of the date set forth above (the “Effective Date”) by and among Nikola Corporation, a Delaware corporation (the “Lender”), and the borrowers named above (individually, a “Borrower” and collectively, the “Borrowers”). Concurrently with the execution of this Agreement, Lender, J Purchaser Corp. and Romeo Power, Inc. are entering into an Agreement and Plan of Merger and Reorganization dated as the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be interpreted to express a command. The word “or” is not exclusive. Capitalized terms used but not otherwise defined herein shall have the meanings given them on Schedule C. The parties agree as follows:

1.            Loans. The Lender will make extensions of credit to the Borrowers under this Agreement (collectively, “Loans”), and the Borrowers, jointly and severally, promise to pay the Lender the amount of all Loans and other debts, principal, interest (including capitalized interest), fees, Expenses (as defined in Section 8.2) and other amounts the Borrowers owe the Lender now or later, including but not limited to interest accruing after insolvency proceedings begin and debts, liabilities, or obligations of Borrower assigned to the Lender (collectively, “Obligations”) pursuant to the terms and conditions of this Agreement and as set forth on Schedule A. All Obligations and any other obligations owing by either or both of the Borrowers to the Lender are the joint and several obligations of the Borrowers.

2.            Security Interest. As security for all present and future Obligations and for the Borrowers’ performance of each of their duties hereunder, each Borrower grants the Lender a continuing first-priority security interest in and lien upon all of such Borrower’s right, title and interest in, to and under the Collateral (as defined in Schedule B), whether now owned or existing or hereafter acquired or arising.

If this Agreement is terminated, the Lender’s lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made) are satisfied in full, and at such time, the Lender shall, at the Borrowers’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to the Borrowers. In the event (a) all Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made), are satisfied in full, and (b) this Agreement is terminated, the Lender shall terminate the security interest granted herein.

3.            Representations, Warranties and Covenants of the Borrowers. Each Borrower represents, warrants and covenants to the Lender as follows, as of the Effective Date and with respect to covenants, for so long as this Agreement is in effect or any Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made) remain outstanding:

3.1            Corporate Existence; Authority. Such Borrower and each of its Subsidiaries is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction where such qualification is necessary, except for jurisdictions in which failure to do so would not have a material adverse effect on the Borrowers taken as a whole. The execution, delivery and performance by such Borrower of this Agreement has been duly and validly authorized, and this Agreement has been duly executed and delivered by each Borrower. This Agreement constitutes the legal, valid and binding obligation of each Borrower, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2            Collateral. The Lender has and will at all times continue to have a first-priority perfected security interest in all of the Collateral, subject (in the case of priority only) to Permitted Liens arising by operation of law. If, at any time, such Borrower has actual knowledge (after due inquiry) that it shall have acquired a commercial tort claim for monetary damages in excess of Four Hundred Thousand Dollars ($400,000) (individually or in the aggregate), such Borrower shall promptly provide written notice thereof (together with a reasonably detailed description thereof) to the Lender and grant to the Lender in writing a security interest therein and in the proceeds thereof.

3.3            Access. After termination of the Merger Agreement and upon reasonable prior notice, the Lender or its agents shall have the right to inspect the Collateral and the books and records relating thereto during such Borrower’s regular business hours. A “Business Day” is any day that is not a Saturday, Sunday or a day on which banks are required to be closed in the States of Arizona, California, and New York.

3.4            Perfection Certificate. All of such Borrower’s information set forth on the Perfection Certificate is true, complete and correct in all material respects as of the Effective Date, and such Borrower shall provide written notice to the Lender of any material changes within the prescribed periods of time set forth therein.

3.5            Additional Agreements. Such Borrower will not without the Lender’s prior written consent (which shall be a matter of the Lender’s good faith business judgment), (i) incur or become liable for any indebtedness, other than Permitted Indebtedness, or grant any liens on any assets of the Borrowers to secure any indebtedness, other than Permitted Liens or (ii) prior to the termination of the Merger Agreement, issue equity securities (except to the extent permitted under the Merger Agreement). Such Borrower shall provide written notice to the Lender no later than ten (10) days after a relocation of its principal offices from such Borrower’s address set forth on the signature page hereof or a change of its jurisdiction or name of formation. Borrower shall take or authorize any further actions (including the Lender’s filing of financing statements to perfect the Lender’s security interest in the Collateral). Each Borrower shall execute any further instruments as the Lender reasonably requests to perfect or continue the Lender’s security interests or to effect the purposes of this Agreement (this immediately preceding provision, the “Further Assurances Covenant”). Each Borrower hereby expressly authorizes the Lender to file financing statements or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Lender under this Agreement. Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Lender, including, without limitation, describing such property as “all assets” or “all personal property”, in each case, “whether now owned or existing, or hereafter acquired or arising”.

3.6            Incorporation by Reference. The representations and warranties of Romeo Power, Inc. set forth in Section 3 of the Merger Agreement are incorporated by reference herein, mutatis mutandis, and such incorporation by reference shall survive any termination of the Merger Agreement solely to the extent such representation or warranty survives the termination of the Merger Agreement pursuant to the terms thereof. For so long as this Agreement is in effect or any Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made) remain outstanding, (a) the Borrowers shall comply (or cause compliance with, as applicable) with all covenants and obligations under 5.3(a), 5.3(e) (other than with respect to the incurrence or guarantee of indebtedness, which shall be governed by Section 3.5(i) hereof) and 5.3(i) (other than with respect to the granting of any lien, which shall be governed by Section 3.5(i) hereof) of the Merger Agreement (whether or not the Merger Agreement is then in effect), (b) the Borrowers shall not engage in any transaction with any of their respective Affiliates unless such transaction is on terms no less favorable to the applicable Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, except (i) transactions between the Borrowers or between the Borrowers and their respective Subsidiaries, and (ii) as permitted or contemplated under the Merger Agreement, and (c) the Borrowers shall not purchase, acquire or make any investment other than investments in the ordinary course of business.

3.7            PATRIOT Act, OFAC and FCPA. The Borrowers will not, directly or, to the knowledge of the Borrowers, indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. The Borrowers will not use the proceeds of the Loans directly, or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.            Term. This Agreement shall continue in effect until the maturity date set forth in Schedule A (the “Maturity Date”). On the Maturity Date or on any earlier effective date of termination of this Agreement, the Borrowers shall pay in cash all Obligations in full, whether or not such Obligations are otherwise then due and payable. No termination shall in any way affect or impair any security interest or other right or remedy of the Lender, nor shall any such termination relieve the Borrowers of any obligation to the Lender, until all of the Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made) have been paid and performed in full.

5.            Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Borrowers fail to pay when due any Loan or other Obligation within three (3) Business Days after the due date; (ii) the Borrowers fail to comply with the terms and provisions of clauses (i) and (ii) of Section 3.5; (iii) the Borrowers shall default in the performance of or compliance with the Further Assurances Covenant and such default shall not have been remedied or waived within 30 days after such default; (iv) a default in any indebtedness for borrowed money owed by a Borrower to a third party (other than an affiliate of a Borrower) that gives the third party the right to accelerate any indebtedness for borrowed money with a principal amount exceeding Four Hundred Thousand Dollars ($400,000); (v) an involuntary case shall be commenced against any Borrower under Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (the “Bankruptcy Code”) or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of a Borrower for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of a Borrower, and any such event described in this clause (v) shall continue for 60 days unless dismissed, bonded or discharged; (vi) a Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (vii) a Subsequent Transaction (as such term is defined in the Merger Agreement) is consummated.

6.            Rights and Remedies. If an Event of Default occurs and continues, the Lender may, without notice or demand do any or all of the following: (i) accelerate and declare all of the Loans and other Obligations to be immediately due and payable (but if an Event of Default described in Sections 5(v) or 5(vi) occurs, all Obligations are immediately due and payable without any action by the Lender); (ii) stop advancing money or extending credit for the Borrowers’ benefit under this Agreement; (iii) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral; (iv) prepare for sale, and sell or otherwise dispose of the Collateral; and/or (v) exercise any other rights and remedies permitted by applicable law or otherwise available to the Lender at law or in equity, including all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral or is otherwise in effect in the jurisdiction where the rights and remedies are asserted), and all other rights and remedies available to the Lender or any of its Related Persons under the Merger Agreement. Until the satisfaction in full of all Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made), each Borrower hereby irrevocably appoints the Lender as such Borrower’s attorney-in-fact, with full authority in the place and stead of such Borrower and in the name of such Borrower, the Lender or otherwise, from time to time in the Lender’s discretion to take any action and to execute and/or deliver any instrument that the Lender may deem necessary or advisable to accomplish the purposes of this Agreement or otherwise for the purpose of carrying out the provisions of this Agreement, in each case, upon the occurrence and during the continuation of an Event of Default, including but not limited to the following: (a) endorsing such Borrower’s name on any checks or other forms of payment or security; (b) signing such Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (c) making, settling, and adjusting all claims under such Borrower’s insurance policies; (d) settling and adjusting disputes and claims about the accounts directly with account debtors for amounts and on terms the Lender determines reasonable; (e) filing any claims or take any action or commence, institute and/or prosecute any suit, action or proceeding that the Lender may deem necessary or desirable for the collection or realization of any of the Collateral or otherwise to exercise or enforce the rights or remedies of the Lender with respect to any of the Collateral; and (f) transferring the Collateral into the name of the Lender or a third party as the UCC permits. The Lender’s appointment as each Borrower’s attorney in fact, and all of the Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations not yet due and for which no claim has been made) have been fully repaid and performed. All of the Lender’s rights and remedies under this Agreement are cumulative. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Lender on which such Borrower is liable.

7.            Indemnification. The Borrowers, jointly and severally, will indemnify, defend and hold harmless the Lender and its affiliates, and each of their officers, directors, employees, attorneys, accountants and agents (such persons, “Related Parties”) against: (i) all obligations, demands, claims, and liabilities asserted by any other party in connection with this Agreement and the Loans provided hereunder and the grant of the security interests hereunder; and (ii) subject to the second sentence of Section 8.2, all losses and expenses incurred, or paid by the Lender arising from transactions governed by this Agreement between the Lender and the Borrowers; provided that this Section 7 shall not apply to losses caused by the Lender’s or any of its Related Person’s gross negligence, bad faith or willful misconduct, in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction. This Section 7 shall survive termination of this Agreement.

8.            General.

8.1            No Waivers; Amendments. The failure of the Lender at any time to require the Borrowers to comply strictly with any of the provisions of this Agreement shall not waive the Lender’s right to later demand and receive strict compliance. Any waiver of a default shall not waive any other default. None of the provisions of this Agreement may be waived except by a specific written waiver signed by the Lender and delivered to the Borrowers. The provisions of this Agreement may not be amended except in a writing signed by Borrowers and the Lender.

8.2            Expenses; Attorneys’ Fees. Each party shall pay its own fees and expenses incurred in connection with entering into this Agreement. In the event that the Lender or a Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party shall be entitled to recover its out of pocket and documented costs and reasonable attorneys’ fees from the non-prevailing party.

8.3            Binding Effect; Assignment. This Agreement is binding upon and for the benefit of the successors and permitted assignees of each party. No party hereto may assign any of its rights under this Agreement without the prior written consent of the other parties hereto; provided that the Lender may assign its rights hereunder to affiliates of the Lender without the consent of the Borrowers.

8.4            Notices. All notices by any party required or permitted under this Agreement or any other related agreement must be in writing and be personally delivered or sent by overnight delivery, certified mail (postage prepaid and return receipt requested), email or facsimile to the addresses and numbers below.

8.5            Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law. The Borrowers and the Lender each submit to the exclusive jurisdiction of the federal and state courts in the state, county and city of New York.

8.6            Other. If any provision hereof is unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement (including schedules hereto), the Merger Agreement (including schedules thereto) and any other written agreements and, documents executed in connection herewith or therewith are the complete agreement between the Borrowers and the Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated herein. This Agreement may be executed in one or more counterparts, all of which when taken together will constitute one agreement.

8.7            Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other state law based on the Uniform Electronic Transactions Act.

9.            Confidentiality. The handling of any Confidential Information shall be governed by the terms of that certain Confidentiality Agreement entered into by Romeo Power, Inc. and Lender dated November 17, 2021, but disclosure of information may be made: (a) to the Lender’s Subsidiaries or affiliates (such Subsidiaries and affiliates, together with the Lender, collectively, “the Lender Entities”); (b) as required by law, regulation, subpoena, or other order; and (c) as the Lender considers appropriate in exercising remedies under the Loan Documents. “Confidential Information” means: (i) all non-public information, in whatever form, disclosed in connection with the transactions contemplated by this Agreement and (ii) such portions of any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Lender or any of its Related Persons and that contains, reflects, interprets, or is based directly or indirectly upon any information of the type referred to in the immediately preceding clause (i). Notwithstanding the foregoing, Confidential Information does not include information that (A) was in the possession Lender or its Related Persons at the time of disclosure; (B) is disclosed or otherwise becomes available to Lender or any of its Related Persons from a source other than a Borrower or its respective affiliates; provided; that the source of such information was not known by the Lender to be bound by a confidentiality agreement between a Borrower and such source prohibiting the disclosure of such information or bound by a legal, contractual or fiduciary obligation owed to a Borrower prohibiting the disclosure of such information; (C) prior to or after the time of disclosure, becomes generally available to the public, in each case, other than as a result of any inaction or action of the Lender or any of its affiliates in breach of the terms hereof; or (D) is independently developed by or on behalf of the Lender without us of or reference to any Confidential Information. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

10.          Lender Discretion. In connection with making any determination, providing any consent or waiver, taking any discretionary action, or otherwise interpreting and/or implementing any provision of this Agreement (including any provision that is incorporated by reference from the Merger Agreement), it is understood and agreed by the parties hereto that the Lender shall, and shall be entitled to, exercise its discretion in its capacity as a secured lender to the Borrowers (“Lender Discretion”), notwithstanding that the Lender has and may from time to time have other relationships with the Borrowers and their affiliates (including as customer, counterparty to the Merger Agreement or any other relationship). The parties further understand and agree that the exercise of Lender Discretion could result in an outcome that would be different than would be the outcome in the absence of the exercise of Lender Discretion. Each Borrower hereby waives any potential, perceived or real conflict of interest caused or purported to be caused by the Lender having different relationships with the Borrowers and their affiliates and agrees not to assert any defense or claim (other than a claim based on a theory of gross negligence, bad faith and willful misconduct) against the Lender arising out of or in connection therewith in regard to the Obligations, this Agreement or otherwise. The parties acknowledge and agree that the Lender is entering into this Agreement and agreeing to the provisions hereof in material reliance upon the acknowledgements, agreements, and waivers contained in this Section 10. Each Borrower acknowledges that it has sought and received the advice of independent counsel on this subject and has knowingly and willingly agreed to the terms of this Section 10.

11.          Mutual Waiver of Jury Trial. TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS AND THE LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[Signature pages follow.]

In Witness Whereof, the parties hereto have executed this Agreement as of the date initially set forth above.

Borrower:

ROMEO POWER, INC.

By:	/s/ Susan Brennan
Name: Susan Brennan
Title: President and Chief Executive Officer

Address: 5560 Katella Avenue Cypress, CA 90630

ROMEO SYSTEMS, INC.

By:	/s/ Susan Brennan
Name: Susan Brennan
Title: President and Chief Executive Officer

[Signature Page to Loan and Security Agreement]

the Lender:

Nikola Corporation

By:	/s/ Kim Brady
Name: Kim Brady
Title: Chief Financial Officer

Address: 4141 E. Broadway Road Phoenix, AZ 85040

[Signature Page to Loan and Security Agreement]

Schedule A

LOAN TERMS

Borrowers: JULIET P, INC. AND JULIET S, INC.

and certain of their Subsidiaries

TERM LOAN
Term Loan Amount:	Up to $30,000,000 of liquidity support senior secured debt financing (subject to incremental increase described below if negotiated pricing support granted by the Lender to the Borrowers does not result in the Borrowers achieving a negotiated increased liquidity target of $20,000,000) comprised of:

(a) Up to $15,000,000 of liquidity support, limited to $5,000,000 per month, to be advanced on a biweekly basis during the three-month period commencing on or about the date hereof;

(b) Up to $15,000,000 of additional liquidity support, if necessary, limited to $5,000,000 per month to be advanced during the fourth, fifth and sixth months following the date hereof, provided the Availability End Date has not occurred; and

(c) Up to $20,000,000 of incremental senior secured debt financing, which may become available for borrowing on a dollar-for-dollar basis to cover the shortfall (if any) of actual increased liquidity of the Borrowers, as compared to targeted increased liquidity of $20,000,000, for Batteries to be purchased by the Lender during the Pricing Support Period (which increased liquidity would be the result of the Pricing Adjustments negotiated between the Lender and the Borrowers under the Supply Agreement), to be advanced, if necessary, during the second and third months following the date hereof, provided the Availability End Date has not occurred.

The sum of the amounts in items (a), (b) and (c) above are referred to as the “Maximum Term Loan Amount”.

Availability End Date:	The earlier of (a) six months from the date of the execution and delivery of the Merger Agreement and this Agreement and (b) the date of the termination of the Merger Agreement (the “Availability End Date”).

Maturity Date:	The earlier of (a) the date that is the six-month anniversary of the termination of the Merger Agreement and (b) the date that is the six-month anniversary of the End Date (as defined in the Merger Agreement), subject to acceleration upon the occurrence of certain events set forth in the Agreement.

Term Loan Advances:	On or prior to the Availability End Date, from month to month upon the delivery to the Lender by the Borrowers of a completed and executed irrevocable Loan Advance Request Form at least five Business Days before the date of the proposed borrowing (in the form attached hereto as Schedule D), the Lender will make a Loan or Loans to Borrower (each a “Term Loan Advance” and, collectively, the “Term Loan Advances”), in an aggregate original principal amount not to exceed the amount set forth opposite the dates provided in Schedule E, and in any event not to exceed the Maximum Term Loan Amount. Any amount eligible to be borrowed that is not borrowed by the date opposite it on Schedule E shall automatically reduce the Maximum Term Loan Amount and no longer be available for borrowing. Each Term Loan Advance must be in an original principal amount of at least Five Hundred Thousand Dollars ($500,000).

Once repaid, the Term Loan Advances may not be re-borrowed.

The Lender will be obligated to make a requested Term Loan Advance, so long as (i) the amount to be borrowed on a date does not exceed the amount opposite such date on Schedule E, (ii) the cumulative amount to be borrowed (i.e., including all amounts previously Borrowed) does not exceed the Maximum Term Loan Amount, (iii) there is no breach of any representation, warranty, covenant or agreement on the part of Romeo Power, Inc. set forth in the Merger Agreement, or any representation or warranty of Romeo Power, Inc. shall have become inaccurate, in each case, solely to the extent such breach or inaccuracy gives rise to a right in favor of Nikola Corporation to terminate the Merger Agreement or to not consummate the transactions thereunder, (iv) a Subsequent Transaction (as such term is defined in the Merger Agreement) is consummated and (v) no Event of Default under Section 5 (v) or (vi) of the Agreement shall have occurred and be continuing.

Repayment:	The principal amount of all Term Loan Advances shall be due and payable on the Maturity Date. Interest on all Term Loan Advances shall accrue and be added to principal until the Maturity Date at which time all amounts become due and payable in cash and if unpaid continue to accrue in cash.

Interest Rate:	The Term Loan Advances shall accrue interest on the outstanding principal balance at a floating per annum rate equal to the sum of (a) daily SOFR plus (b) eight percent (8.0%). The interest rate increases or decreases when SOFR changes. Interest is computed on a three hundred sixty-five/six (365/6) day year for the actual number of days elapsed.

Prepayment:	If the Term Loans are accelerated following the occurrence of an Event of Default, the Borrowers shall immediately pay to the Lender an amount equal to the sum of (A) all outstanding principal with respect to the Term Loan Advances Including any interest that accrued and been added to principal, plus accrued and unpaid interest thereon, if any, and (B) all other sums, if any, that shall have become due and payable hereunder in connection with the Term Loan Advances.

So long as an Event of Default has not occurred and is not continuing, the Borrowers shall have the option to prepay in whole or in part, without premium or penalty, any or all of the Term Loan Advances advanced by the Lender under this Agreement (including accrued interest that has been added to principal), provided the Borrowers deliver written notice to the Lender of their election to prepay the Term Loan Advances at least five (5) Business Days prior to such prepayment.

Timing of Payments:	Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue.

Deposit Accounts:	The Borrowers will use their commercially reasonable efforts to deliver to the Lender within 30 days after the Effective Date (as such period may be extended by the Lender in its reasonable discretion) a control agreement in form and substance reasonably satisfactory to the Lender with respect to each Borrower’s deposit accounts (other than any deposit account used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrowers’ employees and identified to the Lender in writing) and securities accounts.

SCHEDULE B

COLLATERAL

The Collateral consists of all of each Borrower’s right, title and interest in and to the following property as such terms (where applicable) are defined under the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”); provided that if, with respect to any financing statement or amendment or continuation thereof or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Lender pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement or amendment or continuation thereof relating to such perfection or effect of perfection or non-perfection:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles and Intellectual Property), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, money, commercial tort claims, as-extracted collateral, deposit accounts, securities accounts, commodity accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), vehicles, securities, and all other investment property, supporting obligations, financial assets, controllable electronic records, digital assets and electronic money, and all insurance policies all insurance policies (regardless of whether the Lender is the loss payee thereof or additional insured thereunder), in each case, whether now owned, held or existing or hereafter acquired or arising, and wherever located; and

All of each Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, (i) the Collateral does not include (w) the Intellectual Property held directly by Romeo Systems Technology, LLC, (x) the equity interests of Romeo Systems Technology, LLC (y) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter or (z) any Excluded Assets (as defined below), and (ii) no actions shall be required to perfect a security interest in vehicles, other than the filing of a UCC financing statement.

“Excluded Assets” means, collectively, (i) any asset or property owned by any Borrower on the date hereof or hereafter acquired that is subject to a lien securing a purchase money obligation or capital lease obligation if the contract or other agreement in which such lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) prohibits the lien hereunder, except to the extent such prohibition or restriction in such contract, agreement or capital lease would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity and provided, that immediately upon the ineffectiveness, lapse or termination of any such provision in such contract, agreement or capital lease, the Collateral shall include, and such Borrower shall be deemed to have granted a security interest in, such asset or property as if such provision had never been in effect; and (ii) any applications filed in the United States Patent and Trademark Office to register Trademarks on the basis of any Borrower’s “intent to use” such Intellectual Property unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted by the United States Patent and Trademark Office, whereupon such applications shall be automatically subject to the security interest granted herein and deemed included in the Collateral.

Schedule C

DEFINiTIONS

As used in this Agreement, the following words shall have the following meanings:

“Borrower’s Books” means all books and records of the relevant Borrower including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“daily SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is two U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.  If SOFR is not published on any U.S. Government Securities Business Day, Daily SOFR for such day shall be SOFR for the most recent preceding U.S. Government Securities Business Day on which SOFR was published.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United Sates or any state or territory thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Intellectual Property” means any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and applications therefor, whether registered or not, and the goodwill of the business of each Borrower connected with and symbolized thereby, source code, know-how, operating manuals, trade secret rights, design rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by one or both Borrowers or any guarantor, and any other present or future agreement between one or both Borrowers and/or any guarantor for the benefit of the Lender in connection with this Agreement, all as amended, extended or restated.

“NYFRB” means the Federal Reserve Bank of New York.

“Perfection Certificate” is a completed Perfection Certificate signed by the Borrowers entitled “Perfection Certificate.”

“Permitted Indebtedness” means (a) indebtedness owed by a Borrower to the Lender; (b) indebtedness permitted to exist pursuant to the Merger Agreement; (c) indebtedness to trade creditors incurred in the ordinary course of business; (d) indebtedness secured by Permitted Liens; (f) indebtedness arising from the endorsement of instruments in the ordinary course of business; and (g) other unsecured indebtedness not consisting of indebtedness for borrowed money not exceeding Four Hundred Thousand Dollars ($400,000) in the aggregate outstanding at any time; and (h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon the Borrowers or their Subsidiaries, as the case may be.

“Permitted Liens” means (a) liens listed in Section 3.6(a) of the Romeo Disclosure Schedule to the Merger Agreement or that are in favor of the Lender; (b) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Borrowers maintain adequate reserves on its books, if they have no priority over any of the Lender’s security interests; (c) purchase money liens (i) on equipment and related software acquired or held by a Borrower or its Subsidiaries incurred for financing the acquisition of the equipment and related software, if any, including the financing of the costs of shipping, taxes and installation, or (ii) existing on equipment and related software when acquired, if the lien is confined to such property, improvements thereon, and proceeds thereof; (d) liens in favor of other financial institutions arising in connection with Borrower’s deposit or investment accounts held at such institutions to secure customary fees and charges (but not credit/debt relationships or margin accounts), provided that the Lender has a perfected security interest in the amounts held in such deposit accounts; (e) statutory liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of the Lender’s security interests and the aggregate amount of such liens does not at any time exceed Four Hundred Thousand Dollars ($400,000); (f) liens arising from the filing of any financing statement on operating leases, to the extent such operating leases are permitted under this Agreement; (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not likely to result in a material adverse effect on the Borrowers; (h) licenses and sublicenses granted by a Borrower in the ordinary course of its business and not otherwise prohibited by this Agreement; and (i) liens arising from attachments, judgments, orders or decrees not constituting an Event of Default hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator. If the Lender determines that SOFR has ceased to exist as a benchmark rate, the Lender and the Borrowers will select a replacement benchmark consistent with market practice recommendations of the Loan Syndications Trading Association.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SCHEDULE D

LOAN ADVANCE REQUEST

Dated as of [_______], 2022

Pursuant to that certain Loan and Security Agreement, dated as of July 30, 2022 (as amended, amended and restated, supplemented or otherwise modified to the date hereof, the “Loan Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement), by and among Nikola Corporation, a Delaware corporation (the “Lender”), and Romeo Power, Inc. and Romeo Systems, Inc., each a Delaware corporation (individually, a “Borrower” and collectively, the “Borrowers”), this notice constitutes Borrowers’ request to borrow Loans as follows:

1.	Name of Borrower:

2.	Date of borrowing:

3.	Amount of borrowing: $

The proceeds of such Loans are to be deposited, distributed or otherwise applied in accordance with the funds flow memorandum attached as Exhibit A hereto.

The undersigned officer of each Borrower (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) on behalf of such Borrower certifies as of the date of the proposed borrowing that:

(i) the amount to be borrowed on the date set forth above does not exceed the amount opposite such date on Schedule E of the Loan Agreement;

(ii) the cumulative amount to be borrowed (i.e., including all amounts previously Borrowed) does not exceed the Maximum Term Loan Amount;

(iii) there is no breach of any representation, warranty, covenant or agreement on the part of any Borrower set forth in the Merger Agreement, nor has any representation or warranty of any Borrower become inaccurate, in each case, solely to the extent such breach or inaccuracy gives rise to a right in favor of the Lender to terminate the Merger Agreement or to not consummate the transactions thereunder;

(iv) no Subsequent Transaction (as such term is defined in the Merger Agreement) has been consummated; and

(v) no Event of Default under Section 5(v) or Section 5(vi) of the Loan Agreement has occurred or would result from the borrowing requested hereunder.

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Romeo Power, Inc.

By:
Name:
Title:

Romeo Systems, Inc.

By:
Name:
Title:

Exhibit A

Funds Flow

SCHEDULE E

TERM LOAN ADVANCES